Exhibit 99.1

CONTACT:	-OR-	INVESTOR RELATIONS:
Prospect Medical Holdings, Inc.		The Equity Group Inc.
Linda Hodges, Vice President		Devin Sullivan
(714) 796-4271		(212) 836-9608
Linda.hodges@prospectmedical.com		dsullivan@equityny.com

FOR IMMEDIATE RELEASE

PROSPECT MEDICAL HOLDINGS TO COMMENCE TRADING ON THE NASDAQ GLOBAL MARKET

Los Angeles, CA – September 21, 2009 – Prospect Medical Holdings, Inc. (NYSE Amex: PZZ) (“Prospect”), which provides quality, coordinated healthcare and physician services in southern California, today announced that, effective September 30, 2009, shares of its common stock are scheduled to move from trading on the NYSE Amex to trading on the Nasdaq Global Market.  The stock will continue to trade under the symbol “PZZ.”

Prospect’s acceptance to the Nasdaq Global Market is another important corporate milestone, and a reflection of its continuous progress as a public company.  Prospect is continuing to strengthen its core operations and improve its capital structure as it creates a platform for future organic and acquisition-driven growth.  Prospect reported fiscal 2009 third quarter (ended June 30th) financial results that included a 41% increase in revenues to $114.3 million, a 65% rise in operating income to $6.7 million, a 25% improvement in Adjusted EBITDA to $12.8 million, and trailing twelve month adjusted EBITDA of $50.4 million.

NASDAQ is the largest electronic screen-based equity securities market in the United States.  With approximately 3,200 companies, it lists more companies and, on average, trades more shares per day than any other U.S. market.  It is home to companies that are leaders across all areas of business.  NASDAQ is the primary market for trading NASDAQ-listed stocks.

ABOUT PROSPECT MEDICAL HOLDINGS

Prospect operates five community-based hospitals in the greater Los Angeles area and manages the medical care of over 183,200 individuals enrolled in HMO plans in Southern California through a network of approximately 13,900 specialist and primary care physicians.

This press release contains forward-looking statements.  Additional written or oral forward-looking statements may be made by Prospect from time to time, in filings with the Securities and Exchange Commission, or otherwise.  Statements contained herein that are not historical facts are forward-looking statements.  Investors are cautioned that forward-looking statements, including the statements regarding anticipated or expected results, involve risks and uncertainties which may affect Prospect’s business and prospects, including those outlined in Prospect’s Form 10-K filed on December 29, 2008 and other SEC filings.  Any forward-looking statements contained in this press release represent our estimates only as of the date hereof, or as of such earlier dates as are indicated, and should not be relied upon as representing our estimates as of any subsequent date.  While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

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